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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 28/Amendment No. 63 to Registration Statement File Nos. 333-51676/811-08828 on Form N-4 of our report dated March 24, 2017, relating to the financial statements and financial highlights comprising each of the Subaccounts of New England Variable Annuity Separate Account, and our report dated April 17, 2017, relating to the consolidated financial statements of New England Life Insurance Company and subsidiary (the "Company") (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph related to the Company being a member of a controlled group), both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 27, 2017